Exhibit 99-1

RG&E Files Rebuttal Testimony in
Rate Proceedings

FOR IMMEDIATE RELEASE

     Rochester, NY, January 20, 2004 - Rochester Gas and Electric Corporation (RG&E or the Company) a utility subsidiary of Energy East Corporation [NYSE:EAS] has filed extensive rebuttal testimony in its ongoing electric and natural gas rate proceedings, which RG&E originally filed in May 2003. The rebuttal testimony addresses and takes exception to an overall extreme and detrimental position taken by the Staff of the Department of Public Service (Staff), which, if adopted by the New York Public Service Commission (PSC), would be expected to result in a return on equity (ROE) in 2004 of about 4% for RG&E. A PSC order adopting Staff's recommendation would be even worse than the PSC's March 2003 rate order under which the Company expects to earn about a 4.5% ROE for 2003. This return is far below the level the PSC determined to be fair and reasonable in its 2003 order. The level of return Staff's proposal produces would force hundreds of layoffs and major reductions in infrastructure investments which are needed to maintain the safety, security and reliability of the electric and natural gas distribution systems in the Rochester region.

     The Staff also proposed an ill-conceived and punitive rate and accounting treatment for the presumed sale of the R.E. Ginna Nuclear Power Plant (Ginna). Despite RG&E conducting a successful auction in consultation with Staff which would produce significant potential benefits for customers, Staff artificially engineers enormous and disproportionate benefits for customers at the expense of the Company's financial condition. The PSC's adoption of this draconian and wrongful Staff proposal would result in an unsatisfactory regulatory order, and the Company would have no obligation to, and would not, consummate the sale of Ginna on that basis. Under the current litigation schedule, a PSC decision in these rate proceedings is not expected until early July 2004.

     RG&E's rebuttal testimony is available on its website at www.rge.com under Rates and Tariffs.

Forward-looking Statements: This press release contains certain forward-looking statements that are based on management's current expectations and information that is currently available. Whenever used in this report, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward-looking statements. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-looking Statements" in Energy East's and RG&E's Annual Report on form 10-K for the year ended December 31, 2002.

About RG&E: RG&E serves approximately 355,000 electricity customers and 291,000 natural gas customers in the areas in and around Rochester, New York. RG&E is a wholly owned subsidiary of RGS Energy, which merged with Energy East Corporation [NYSE:EAS] in 2002.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.